Contact: Christine Taylor

(212)-572-5988

M & F WORLDWIDE CORP.

REPORTS SECOND QUARTER 2007 RESULTS

New York, NY – August 9, 2007 – M & F Worldwide Corp. (NYSE: MFW - News), today reported results for the second quarter and six months ended June 30, 2007. As previously announced, on May 1, 2007, M & F Worldwide (the “Company”) completed the acquisition of John H. Harland Company (“Harland”) and related financing transactions. M & F Worldwide’s results for the second quarter and six months ended June 30, 2007 reflect Harland results from and after May 1, 2007. As a result of the acquisition of Harland, M & F Worldwide now has four business lines, which are operated by Harland Clarke (which is the combination of Clarke American’s check printing, contact center and direct marketing capabilities with Harland’s corresponding businesses), Harland Financial Solutions, Scantron and Mafco Worldwide.

Second Quarter Performance

Consolidated Results

Consolidated net revenues for the second quarter of 2007 were $365.8 million, as compared to $182.2 million for the second quarter of 2006. The Company’s revenues increased by $183.6 million in the second quarter of 2007 primarily as a result of the acquisition of Harland, which accounted for $174.6 million of the increase. Net loss for the second quarter of 2007 was $35.2 million, as compared to $8.0 million of net income for the second quarter of 2006. The net loss in the 2007 quarter includes a nonrecurring pre-tax loss on early extinguishment of debt of $54.6 million ($34.1 million after tax) related to refinancing transactions completed in connection with the Harland acquisition. The net loss in the second quarter of 2007 also includes pre-tax charges of $8.6 million ($5.0 million after tax) due to non-cash fair value purchase accounting adjustments to inventory and deferred revenue, $2.4 million ($1.4 million after tax) for Harland acquisition-related retention bonuses and $1.7 million ($1.0 million after tax) for restructuring costs. The basic loss per common share was $1.68 for the second quarter of 2007 compared to basic earnings per share of $0.41 for the second quarter of 2006. Diluted loss per common share was $1.68 for the second quarter of 2007 compared to diluted earnings per share of $0.40 for the second quarter of 2006.

Segment Results

Net revenues from the Harland Clarke segment increased by $120.1 million to $276.3 million for the second quarter of 2007 from $156.2 million in the second quarter of 2006, primarily as a result of the Harland acquisition which accounted for $111.3 million of the increase. The remaining $8.8 million of the increase was primarily due to an increase in revenues from a large client and higher revenues per unit, partially offset by a decline in units. Operating income for the Harland Clarke segment was $44.0 million for the second quarter of 2007 as compared to $21.0 million for the second quarter of 2006, primarily resulting from the Harland acquisition which accounted for $18.8 million of the increase. The remaining $4.2 million was largely related to the increase in revenues per unit and cost reductions, partially offset by increased bonus expense and restructuring costs.

Net revenues and operating income from the Harland Financial Solutions segment for the second quarter of 2007 were $52.1 million and $3.8 million, respectively. Net revenues and operating loss from the Scantron segment for the second quarter of 2007 were $11.4 million and $3.0 million, respectively. Operating income for the Harland Financial Solutions segment and operating loss for Scantron segment reflect pre-tax charges of $3.3 million and $3.6 million, respectively, for non-cash fair value purchase accounting adjustments to inventory and deferred revenue.

Net revenues from the Licorice Products segment increased by $0.2 million, or 0.8%, to $26.2 million in the second quarter of 2007 from $26.0 million in the second quarter of 2006. Operating income was $8.3 million for the second quarter of 2007 as compared to $10.2 million for the second quarter of 2006. The decrease in operating income of $1.9 million was mainly due to an increase in manufacturing costs, especially raw materials, of approximately $0.9 million and higher professional fees of $1.2 million associated with its indemnification liabilities, offset by an increase in net revenues of $0.2 million.

Year-to-Date Performance

Consolidated net revenues for the six months ended June 30, 2007 were $557.1 million, as compared to $369.4 million for the six months ended June 30, 2006. The Company’s revenues increased by $187.7 million in the 2007 period primarily as a result of the Harland acquisition, which accounted for $174.6 million of the increase. Net loss for the 2007 period was $25.8 million, as compared to $18.4 million of net income for the 2006 period. The net loss for the 2007 six months includes a nonrecurring pre-tax loss on early extinguishment of debt of $54.6 million ($34.1 million after tax) related to refinancing transactions completed in connection with the Harland acquisition. The net loss for the 2007 six months also includes pre-tax charges of $8.6 million ($5.0 million after tax) for non-cash fair value purchase accounting adjustments to inventory and deferred revenue, $2.4 million ($1.4 million after tax) for acquisition-related retention bonuses and $2.9 million ($1.7 million after tax) for restructuring costs. The basic loss per common share was $1.25 for the 2007 period compared to basic earnings per share of $0.94 for the 2006 period. Diluted loss per common share was $1.25 for the 2007 period compared to diluted earnings per share of $0.91 for the 2006 period.

Harland Acquisition

As previously announced, on May 1, 2007, M & F Worldwide completed its acquisition of Harland at a price per share of Harland common stock of $52.75, representing an approximate transaction value of $1.7 billion. Upon the completion of the transaction, Harland became a wholly owned subsidiary of Clarke American Corp. (“Clarke American”), a wholly-owned subsidiary of the Company. Clarke American was renamed Harland Clarke Holdings Corp. (“Harland Clarke Holdings”) after completion of the Harland acquisition. In connection with the Harland acquisition, Clarke American’s prior outstanding senior secured credit facility, Harland's outstanding credit facility and Clarke American’s prior outstanding 11.75% senior notes due 2013 were repaid in full. The acquisition and debt repayment were funded with new borrowings by Harland Clarke Holdings Corp., consisting of a $1.8 billion senior secured term loan and an aggregate $615.0 million principal amount of senior notes due 2015, comprised of $310.0 million principal amount of 9.50% senior fixed rate notes and $305.0 million principal amount of senior floating rate notes bearing interest at LIBOR plus 4.75%.

About M & F Worldwide

Prior to the acquisition of Harland on May 1, 2007, M & F Worldwide had two business lines operated by Clarke American and Mafco Worldwide. Clarke American provided checks and related products and direct marketing services through two segments: the Financial Institution segment, which was focused on financial institution clients and their customers, and the Direct to Consumer segment, which was focused on individual customers. As a result of the acquisition of Harland, M & F Worldwide now has four business lines, which are operated by Harland Clarke,

Harland Financial Solutions, Scantron and Mafco Worldwide. Subsequent to the closing of the Harland acquisition, Clarke American’s check printing, contact center and direct marketing capabilities have been combined with Harland’s corresponding business and operate under the name “Harland Clarke.” Mafco Worldwide produces licorice products for sale to the tobacco, food, pharmaceutical and confectionery industries (which is M & F Worldwide’s Licorice Products segment). The operations of Harland Financial Solutions include core processing, retail and lending software solutions as well as maintenance services to financial and other institutions. Scantron is a leading provider of data collection and testing and assessment products sold primarily to educational and commercial customers.

***

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. M & F Worldwide's actual results may differ materially from those discussed in such forward-looking statements. In addition to factors described in M & F Worldwide's Securities and Exchange Commission filings and others (including in the Risk Factors set forth in the Quarterly Report on Form 10-Q of M & F Worldwide filed with the Securities and Exchange Commission today), the following factors could cause M & F Worldwide's actual results to differ materially from those expressed in any forward-looking statements made by M & F Worldwide: (a) economic, climatic or political conditions in countries in which Mafco Worldwide sources licorice root; (b) economic, regulatory or political conditions that have an impact on the worldwide tobacco industry or on the consumption of tobacco products in which licorice products are used; (c) the failure of third parties to make full and timely payment to M & F Worldwide for environmental, asbestos, tax and other matters for which M & F Worldwide is entitled to indemnification; (d) the maturity of the principal industry in which the Company’s Harland Clarke segment operates and trends in the paper check industry, including a faster than anticipated decline in check usage due to increasing use of alternative payment methods and other factors; (e) consolidation among financial institutions and other adverse changes among the large clients on which Harland Clarke Holdings Corp. depends, resulting in decreased revenues; (f) the ability to retain Harland Clarke Holdings Corp.’s clients; (g) the ability to retain Harland Clarke Holdings Corp.’s key employees and management; (h) lower than expected cash flow from operations; (i) significant increases in interest rates; (j) unfavorable foreign currency fluctuations; (k) M & F Worldwide's substantial indebtedness; (l) variations in contemplated brand strategies, business locations, management positions and other business decisions in connection with integrating Harland; (m) our ability to implement any or all components of our business strategy or realize all of our expected cost savings or synergies from the Harland acquisition; and (n) the acquisition of Harland otherwise not being successful from a financial point of view, including, without limitation, due to any difficulties with Harland Clarke Holdings Corp. servicing its debt obligations.

- table to follow -

M & F Worldwide Corp. and Subsidiaries

Consolidated Statements of Operations

(in millions, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Product revenues, net	$ 325.7	$ 181.7	$ 516.9	$ 368.5
Service revenues, net	40.1	0.5	40.2	0.9
Total net revenues	365.8	182.2	557.1	369.4
Cost of products sold	200.0	109.2	314.6	221.5
Cost of services provided	25.2	0.4	25.3	0.7
Total cost of revenues	225.2	109.6	339.9	222.2
Gross profit	140.6	72.6	217.2	147.2
Selling, general and administrative expenses	95.4	41.5	139.3	82.9
Restructuring costs	1.7	0.9	2.9	0.9
Operating income	43.5	30.2	75.0	63.4
Interest income	2.1	0.6	2.9	1.1
Interest expense	(46.8)	(16.7)	(63.9)	(33.4)
Loss on early extinguishment of debt	(54.6)	—	(54.6)	—
Other income (expense), net	0.5	—	0.5	—
(Loss) income before income taxes	(55.3)	14.1	(40.1)	31.1
(Benefit) provision for income taxes	(20.1)	6.1	(14.3)	12.7
Net (loss) income	$ (35.2)	$ 8.0	$ (25.8)	$ 18.4
(Loss) earnings per common share:
Basic	$ (1.68)	$ 0.41	$ (1.25)	$ 0.94
Diluted	$ (1.68)	$ 0.40	$ (1.25)	$ 0.91

M & F Worldwide Corp. and Subsidiaries

Business Segment Information

(in millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net revenues
Harland Clarke segment	$ 276.3	$ 156.2	$ 440.9	$ 319.1
Harland Financial Solutions segment	52.1	—	52.1	—
Scantron segment	11.4	—	11.4	—
Licorice Products segment	26.2	26.0	52.9	50.3
Eliminations	(0.2)	—	(0.2)	—
	$ 365.8	$ 182.2	$ 557.1	$ 369.4
Operating income (loss)
Harland Clarke segment	$ 44.0	$ 21.0	$ 67.4	$ 46.1
Harland Financial Solutions segment	3.8	—	3.8	—
Scantron segment	(3.0)	—	(3.0)	—
Licorice Products segment	8.3	10.2	18.5	19.4
Corporate	(9.6)	(1.0)	(11.7)	(2.1)
	$ 43.5	$ 30.2	$ 75.0	$ 63.4